Exhibit 99.1

Bite Acquisition Corp. Announces Board Resignations

New York, NY – January 3, 2023 – Bite Acquisition Corp. (NYSE: BITE) (the “Company,” or “BITE”) announced today that Rafael Felipe de Jesus Aguirre Gomez and Randall Hiatt, Chair and Independent Director of the Company respectively, resigned from BITE’s board of directors (the “Board”) effective December 31, 2022. Mr. Alberto Ardura, CEO and board member of BITE will assume the role of BITE ́s Chair of the Board, and the Board expects to appoint a new independent Board member in place of Mr. Hiatt in the coming days. Concurrently with his resignation, Mr. Aguirre has sold his participation in BITE ́s Sponsor.

Mr. Alberto Ardura stated that, “we thank Mr. Aguirre and Mr. Hiatt for their highly valued insight and leadership as the Company actively searches for a business combination in the restaurant industry since its founding and IPO in 2021.” The Company will broaden its targets to include industries outside restaurant operations.

Both Mr. Aguirre and Mr. Hiatt wish the Company success in their future endeavors and believe there will be a bright future for the Company as it continues its search for a successful business combination.

About Bite Acquisition Corp.

Bite Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, it intends to focus its search on the traditional and non-traditional restaurant sectors in North America.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s plan to appoint a new independent board member. These statements are based on current expectations on the date of this Current Report on Form 8-K and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Company Contact:

Bite Acquisition Corp.

Alberto Ardura Gonzalez

alberto@biteacquisitioncorp.com

+1 (212) 608-2923